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                                                                                                                          Exhibit 12
                                                                                                                          ----------


                                                         Greyhound Funding LLC
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        (Dollars in thousands)

                                                                                                                Period from
                                                                                                               June 24, 1999
                                                                                                                (inception)
                                                    Six Months Ended                    Year ended                through
                                                        June 30,                       December 31,             December 31
                                              ------------------------------   ------------------------------  -------------
                                                    2002           2001             2001            2000            1999
                                              --------------- ---------------  ---------------  -------------  -------------
Earnings available to cover fixed charges:
Income before income taxes                    $      45,007   $      49,026    $    97,793      $   82,130      $     36,412
Plus: Fixed charges                                  31,370          74,183        115,722         172,764            71,776
                                              -------------   -------------    -------------    -------------   -------------
Earnings available to cover fixed charges     $      76,377   $     123,209    $   213,515      $  254,894      $    108,188
                                              ==============  ==============   ==============   ==============  ==============

Fixed charges:
Interest expense                              $      31,370   $      74,183    $   115,722      $  172,764      $     71,776
                                              -------------   -------------    -------------    -------------   -------------
Total fixed charges                           $      31,370   $      74,183    $   115,722      $  172,764      $     71,776
                                              ==============  =============    =============    =============   =============
Ratio of earnings to fixed charges                     2.44x           1.66x          1.85x           1.48x             1.51x
                                              =============== ==============   =============    =============   =============
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